UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14A-12

BANK7 CORP.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials:
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 3, 2026
Dear Fellow Shareholder:
We invite you to attend our 2026 Annual Meeting of Shareholders of Bank7 Corp. to be held at the Bank7 corporate offices located at 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116 on Wednesday, May 20, 2026 at 11:30 a.m., Central Time.
The Notice of the Annual Meeting and Proxy Statement accompanying this letter provides information concerning matters to be considered and acted upon at the Annual Meeting. Immediately following the Annual Meeting, a report on our operations will be presented, including a question-and-answer and discussion period. Our 2025 results are presented in detail in our Annual Report.
Your vote is very important. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting by promptly submitting your vote by the Internet, by telephone or, if you request a paper copy of the proxy materials and receive a proxy card, by mail.
Thank you for investing in Bank7 Corp. We look forward to seeing you May 20th.
Sincerely,

Chairman of the Board

Director, President and Chief Executive Officer

BANK7 CORP.
NOTICE OF ANNUAL MEETING
The Annual Meeting of Shareholders of Bank7 Corp. (the “Company,” “we,” “our,” or “us”) will be held at the Bank7 corporate offices located at 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116 on Wednesday, May 20, 2026 at 11:30 a.m., Central Time.
The Annual Meeting is for the purpose of considering and acting upon:
1.	The election of seven directors nominated by our board of directors and named in the proxy statement;
2.	The ratification of the appointment of RSM US LLP as the independent registered public accounting firm for the year 2026;
3.	An advisory vote on executive compensation; and
4.	The transaction of such other matters that properly come before the Annual Meeting or any adjournments thereof.
The board of directors has fixed the close of business on March 25, 2026 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.
BY ORDER OF THE BOARD OF DIRECTORS

John T. Phillips
Director, Senior Executive Vice President, Chief
Operating Officer, and Corporate Secretary
April 3, 2026
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2026
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

IMPORTANT VOTING INFORMATION
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the NASDAQ.
If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NASDAQ rules to vote your shares on the ratification of the appointment of RSM US LLP as independent registered public accounting firm for the year 2026 (Proposal 2), even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors (Proposal 1) or for the advisory vote on executive compensation (Proposal 3) without instructions from you. Therefore, if you are a beneficial owner and do not provide your broker with instructions on those matters, a broker non-vote will occur and your shares will not be voted on those matters. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.
INTERNET AVAILABILITY OF PROXY MATERIALS
We are making our proxy materials available by the Internet to expedite your receipt of these materials, reduce the cost of printing and distributing the proxy materials and lower the cost and environmental impact of our Annual Meeting. Beginning on April 3, 2026, we mailed or e-mailed to some of you a “Notice of Internet Availability of Proxy Materials” with instructions on how to access our proxy materials over the Internet (or, at your preference, on how to request paper copies of the materials) and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.
MORE INFORMATION IS AVAILABLE
If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission (“SEC”) also has a website (www.sec.gov/spotlight/proxymatters.html) with more information about your rights as a shareholder.
Additionally, you may contact our Investor Relations Department at investorrelations@bank7.com.

BANK7 CORP.
PROXY STATEMENT
i

PROXY STATEMENT
QUESTIONS AND ANSWERS
Q:	What am I voting on?
A:	You are voting on:
•
The election of the following seven directors: William M. Buergler, Teresa L. “Tracy” Dick, Edward P. Gray, William B. “Brad” Haines, John T. Phillips, Thomas L. Travis, and Gary D. Whitcomb, each for a one-year term or until his or her successor is elected and qualified (Proposal 1);

•	A proposal to ratify the appointment of RSM US LLP as the independent registered public accounting firm for the year 2026 (Proposal 2); and
•	The approval, on an advisory and non-binding basis, of the compensation paid to our named executive officers named in this proxy statement (Proposal 3).
Q:	Who is entitled to vote at the Annual Meeting?
A:
Holders of the common stock of Bank7 Corp. (the “Company,” “we,” “our,” or “us”) as of the close of business on March 25, 2026 (the “Record Date”) are entitled to vote at the annual meeting of the shareholders (the “Annual Meeting”).

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials (the “Notice”) instead of a full set of proxy materials?
A:
In accordance with Securities and Exchange Commission (“SEC”) rules, we are providing access to our proxy materials over the Internet. As a result, we have sent to most of our shareholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, shareholders may request to receive future proxy materials in printed form by mail or electronically by e-mail. A shareholder’s election to receive proxy materials by mail or e-mail will remain in effect until the shareholder terminates or changes it.

Q:	How do I vote?
A:	You may vote by following any of the following methods.
•
Internet. Vote on the Internet at www.proxyvote.com by following the online instructions. Shareholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that will be borne by the shareholder. If you have Internet access, we encourage you to record your vote on the Internet. The deadline for voting through the Internet is 11:59 p.m. Eastern Time on May 19, 2026.

•	Telephone. Vote by telephone by calling 1-800-690-6903 and follow the instructions provided by the recorded message. The deadline for voting by telephone is 11:59 p.m. Eastern Time on May 19, 2026.
•
Mail. If you requested to receive a paper copy of the proxy materials, you may vote by completing, signing, and dating the proxy card and returning it in the enclosed, postage-paid envelope. If you return your signed proxy card but do not indicate your voting preference, your card will be voted (i) in favor of the election of all seven director nominees, (ii) for the proposal to ratify the appointment of RSM US LLP, and (iii) for the approval of the compensation of our named executive officers as disclosed in this proxy statement.

•
Meeting. You may attend and vote at the Annual Meeting. You have the right to revoke your proxy any time before the Annual Meeting, and shareholders who attend the meeting may withdraw their proxies and vote in person if they wish. If you are a beneficial owner whose shares are held of record by a broker, you must obtain a legal proxy to vote those shares in order to attend the meeting.

Q:	Who will count the votes?
A:	Broadridge Corporate Solutions, Inc., our transfer agent, will tabulate the votes.

Q:	What should I do if I receive more than one proxy card?
A:
If you receive more than one Notice or proxy card, it indicates that you own shares in more than one account or that your shares are registered in more than one name. You should vote the shares represented by all Notices or proxy cards you receive.

Q:	What constitutes a quorum at the Annual Meeting?
A:
On the Record Date there were 9,519,335 shares of our common stock issued and outstanding. Each share is entitled to one vote on all matters voted on at the Annual Meeting. A majority of the outstanding shares of stock entitled to vote, present in person or by proxy, will constitute a quorum for the Annual Meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. Abstentions and broker non-votes will be included in the calculation of the number of shares present at the meeting for the purposes of determining a quorum. “Broker non-votes” means shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner and lacks the authority to vote the shares in its discretion.

Q:	Who may attend the Annual Meeting?
A:
All shareholders of record as of the Record Date may attend, although seating is limited. If you are a beneficial owner whose shares are held of record by a broker, you must obtain a legal proxy to vote those shares from your broker to attend the meeting.

Q:	What percentage of our stock did our principal shareholders, directors and executive officers own on the Record Date?
A:	Our principal shareholders, the Haines Family Trusts, and our executive officers and directors owned approximately 55.37% of our issued and outstanding common stock.
Q:	Who pays for this proxy solicitation and how will solicitation occur?
A:
Our board of directors is soliciting this proxy, and we will pay the cost of the solicitation. In addition to the use of the mail, our employees may solicit proxies personally or by telephone, fax, or electronic mail, without additional compensation. Banks, brokerage houses, and other nominees and fiduciaries are requested to forward the proxy material to beneficial owners of our stock and to obtain authorization to execute proxies on behalf of the beneficial owners. Upon request, we will reimburse these parties for their reasonable expenses in forwarding proxy material to beneficial owners.

PROPOSAL 1—ELECTION OF DIRECTORS
Our shareholders will be asked to consider seven nominees for election to our board of directors to serve for a one-year term until the annual meeting of shareholders in 2027. At each annual shareholders’ meeting, directors will be elected for a term of office to expire at the first succeeding annual shareholders’ meeting after their election. Our directors hold office until their successors are elected and qualified, or until such director’s earlier death, resignation or removal.
Our board of directors has nominated for election William M. Buergler, Teresa L. “Tracy” Dick, Edward P. Gray, William B. “Brad” Haines, John T. Phillips, Thomas L. Travis, and Gary D. Whitcomb, all of whom currently are directors, each to serve for a term of one year or until his or her successor is elected and qualified.
Each nominee must be elected by a plurality of shares voted in this election. If you do not instruct your broker how to vote with respect to this proposal, your broker is not permitted to vote your shares for the election of directors. Abstentions and broker non-votes will not be taken into account when determining the outcome of this proposal.
Each nominee has agreed to serve for a one-year term, if elected. If any nominee is unable to stand for election at this Annual Meeting, the Board may either (i) reduce its size or (ii) nominate an alternate candidate, in which case the proxies will be voted for the alternate candidate.
Your Board unanimously recommends a vote “FOR” these directors.

DIRECTOR NOMINEES
Following are brief descriptions of the business experience of our director nominees.

William M. Buergler	Director Since 2018

Mr. Buergler, age 53, has served on the board of directors of the Company since September 2019. Mr. Buergler has over two decades of accounting and tax experience. He is currently a Partner of MAP Energy, one of the largest privately-owned oil and gas mineral companies in the United States. From August 2017 to June 2021, Mr. Buergler served as the Senior Vice President and Chief Accounting Officer of Chesapeake Energy Corporation, or Chesapeake, where he began working in July 2014 as Vice President − Tax. On June 28, 2020, Chesapeake filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. Effective February 9, 2021, Chesapeake obtained approval from the bankruptcy court to emerge from bankruptcy protection, after which, Mr. Buergler maintained his position as Chief Accounting Officer. Before joining Chesapeake, Mr. Buergler worked for two public accounting firms: Ernst & Young LLP, where he served as a Partner from 2009 to 2014 and as a Senior Manager from 2002 to 2008; and Arthur Andersen LLP, where he served from 1996 to 2002. From 2016 to 2018, Mr. Buergler served on the board of directors of the Regional Food Bank of Oklahoma. Mr. Buergler holds B.S. and M.S. degrees in Accounting from Oklahoma State University. Mr. Buergler’s tax and accounting acumen and his leadership experience, both in the workplace and the community, qualify him to serve on our board of directors.

Teresa L. “Tracy” Dick	Director Since 2021

Ms. Dick, age 56, has served on the board of directors since March 2021. Ms. Dick has served as Executive Vice President, Chief Accounting Officer and Assistant Secretary of Diamondback Energy, Inc., an independent oil and natural gas company (“Diamondback”) since February 2019. Prior to her current position with Diamondback, she served as Diamondback’s Executive Vice President and Chief Financial Officer from January 2017 to February 2019, Senior Vice President and Chief Financial Officer from November 2009 to January 2017, and Corporate Controller since joining Diamondback in November 2007. Before joining Diamondback, Ms. Dick held a key management position as the Controller/Tax Director at Hiland Partners, a publicly-traded midstream energy master limited partnership. Ms. Dick has over two decades of accounting experience, including public company experience in both audit and tax areas. Ms. Dick received her Bachelor of Business Administration degree in Accounting from the University of Northern Colorado. Ms. Dick is a certified public accountant and a member of the American Institute of CPAs and the Council of Petroleum Accountants Societies. Ms. Dick’s tax and accounting experience and her experience as Chief Financial Officer and Chief Accounting Officer of a public company qualify her to serve on our board of directors.

Edward P. Gray	Director Since 2022

Mr. Gray, age 63, has served on the board of directors of the Company since February 2022. Mr. Gray has over 30 years of experience in the healthcare industry with an emphasis on finance. He was the President and Chief Executive Officer of Healthcare Partners Investments LLC for over 12 years and currently serves as the Managing Director for Roaring Fork Capital, LLC, which focuses on the management of real estate and healthcare investments. Mr. Gray holds a B.B.A. in Operations Management and Marketing from the Wharton School of Business at the University of Pennsylvania and a M.S. in Leadership Studies and Business Ethics from Duquesne University. Mr. Gray was selected to serve on our board of directors because of his financial and investment experience, as well as his strong leadership background.

William B. “Brad” Haines	Director Since 2004

Mr. Haines, age 76, is the founder of the Company and has served as the Chairman of the board of directors of the Company since its inception in 2004 and the board of directors of the Bank since the Company acquired it in 2004. Mr. Haines served as Chief Executive Officer of the Bank from 2004 until 2014 and has owned and operated various private companies in the construction, real estate, ranching, aerospace, aviation, energy and finance industries. He is the owner and chief executive officer of Haines Capital Group, L.L.C., a family office that he founded in 1999 that holds a variety of investments, including, but not limited to, real estate, aviation, and energy. Mr. Haines’ long-term presence on our board of directors, his reputable position in the community and his extensive experience managing businesses qualify him to serve on our board of directors and as Chairman of the Board.

John T. Phillips	Director Since 2004

Mr. Phillips, age 56, has served on the board of directors of each of the Company and Bank since 2004 and actively participates in the execution of our business strategy. Mr. Phillips has served as Chief Operating Officer of the Company since 2018, as Senior Executive Vice President of the Company and the Bank since 2015, and as Corporate Secretary of the Company and Bank since 2004. He served as President of the Company from 2004 to 2018 and as Chief Financial Officer of the Bank from 2004 to 2015. Additionally, Mr. Phillips has served as the Chief Financial Officer of Haines Capital Group since 2003 and as an executive and director of various construction, real estate, ranching, aerospace, aviation, energy and finance companies. Mr. Phillips holds a B.S. in Finance/Accounting from Southwestern Oklahoma State University. Mr. Phillips’ leadership experience and understanding of finance and accounting qualify him to serve on our board of directors.

Thomas L. Travis	Director Since 2018

Mr. Travis, age 68, has served on the board of directors of the Company since 2018 and the board of directors of the Bank since 2014. He currently serves as the Vice Chairman and Chief Executive Officer of the Bank and President and Chief Executive Officer of the Company. He previously served as President of the Bank from 2014 to 2022. Mr. Travis has over 36 years of experience in the Texas and Oklahoma banking communities. His banking experience includes managing the commercial banking function, insurance agency and swap desk and co-managing a multi-billion-dollar mortgage-backed securities portfolio, as well as negotiating, closing and integrating eight merger transactions. Prior to joining the Bank, Mr. Travis worked from 1991 to 2014 at IBC Bank, a Texas-based financial institution, where he served in various roles, including President of IBC Bank San Antonio and IBC Bank Oklahoma. Mr. Travis has extensive knowledge and experience running a large commercial bank. His community involvement includes having served in Texas and Oklahoma in various civic, business and philanthropic organizations, including as a United Way Trustee, Trustee of Southwest Research Institute, board member of the San Antonio Chamber of Commerce, Oklahoma City Chamber of Commerce, Oklahoma State Chamber of Commerce, Oklahoma Business Roundtable, Paseo Del Rio Association and many others. Mr. Travis holds a General Business degree from Schreiner University in Kerrville, Texas. Mr. Travis’ many years of banking experience provide invaluable leadership and insight to the board of directors, beginning with the establishment of our strategic direction all the way through the oversight of our execution in all major areas, which qualify him to serve on our board of directors.

Gary D. Whitcomb	Director Since 2018

Mr. Whitcomb, age 79, has served on the board of directors of the Bank since 2010 and was appointed to our board of directors in 2018. Mr. Whitcomb has over 30 years of experience as a real estate broker and real estate investor. He has owned and operated Whitcomb Real Estate Sales & Consulting, selling real estate and investment properties, since 1986. Before beginning his real estate career, Mr. Whitcomb served as a First Lieutenant in the U.S. Air Force. Mr. Whitcomb has served as the Mayor and City Commissioner of Woodward, Oklahoma, and has also served on the board of directors of the Woodward Industrial Foundation, United Way, and Kid’s Inc. Mr. Whitcomb holds a B.S. in Business Administration from the University of Oklahoma with an emphasis in finance, accounting and economics. Mr. Whitcomb was selected to serve on our board of directors because of his leadership expertise and his knowledge of the real estate markets in which we operate.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026
Proposal
Our Audit Committee recommended and our board of directors approved the engagement of RSM US LLP as our independent registered public accounting firm for 2026. The board of directors is submitting this appointment to the vote of the shareholders for ratification. A representative of RSM US LLP, our independent certified public accounting firm, is expected to be present at the Annual Meeting to respond to shareholders’ questions and will have the opportunity to make a statement.
The affirmative vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting is required to ratify the appointment of RSM US LLP as our independent registered public accounting firm for 2026. If you do not instruct your broker how to vote with respect to this proposal, your broker is permitted to vote your shares for this proposal. Abstentions will not be taken into account when determining the outcome of this proposal. We do not expect any broker non-votes on this proposal. If the appointment is not ratified by shareholders holding a majority of our issued and outstanding common stock, the vote will be considered in connection with the auditor appointment for 2026. However, it is not anticipated that any change in our independent registered public accounting firm would be made for 2026 because of the difficulty and expense of making another change so long after the beginning of the year.
Our board of directors unanimously recommends that you vote “FOR” the ratification of RSM US LLP as our independent registered public accounting firm for 2026.
AUDITOR FEES AND SERVICES
The following table presents the aggregate fees paid or accrued by the Company to its independent registered public accounting firm, RSM US LLP, for fiscal year 2025 and, its former independent registered public accounting firm, Forvis, for fiscal year 2024.

Fee Category	2025	2024
Audit Fees	$658,037	$469,229
Audit - Related Fees	—	—
Tax Fees	$56,028	—
All Other Fees	$18,540(2)	$41,905(1)
Total	$732,605	$511,134

(1)	All Other Fees paid in connection with the provision of services with respect to (i) a shelf registration and (ii) due diligence for potential M&A activities.
(2)	All Other Fees paid in connection with permissible non-audit quality assurance review services that were pre-approved by the Audit Committee.
Audit Fees. Consists of fees and expenses for professional services rendered by RSM US LLP for the fiscal year 2025 and by Forvis for fiscal year 2024 for the audit of our consolidated financial statements, for review of financial statements included in our quarterly reports on Form 10-Q, and for other services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. Consists of aggregate fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”
Tax Fees. Consists of aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning.
All Other Fees. Consists of aggregate fees billed for products and services that are not reported under “Audit Fees,” Audit-Related Fees,” and “Tax Fees.”
The Audit Committee is required by SEC regulations to preapprove all auditing services and permitted non-audit services provided by our independent registered public accounting firm. There is an exception for preapproval of non-audit services if the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total amount of revenues paid by it to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by us at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee. All audit services and permitted non-audit services to be performed by our independent auditor have been preapproved by the Audit Committee as required by SEC regulations and the Audit Committee’s charter without exception.

PROPOSAL NUMBER 3 – ADVISORY VOTE TO APPROVE NAMED
EXECUTIVE OFFICER COMPENSATION
In accordance with Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote from our shareholders to approve the compensation of our named executive officers, as set forth below.
We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement, which disclosures include the compensation tables and the narrative discussion accompanying the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.
Our executive compensation and benefit programs are designed to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals. The Board believes this approach establishes a solid alignment of our executives’ and shareholders’ interests.
Approval of this advisory vote requires the affirmative vote of the majority of the votes cast affirmatively or negatively at the Annual Meeting. If you do not instruct your broker how to vote with respect to this proposal, your broker is not permitted to vote your shares for this proposal. Abstentions and broker non-votes will not be taken into account when determining the outcome of this proposal. The Board welcomes our shareholders’ views on this subject and will carefully consider the outcome of this vote. However, as an advisory vote, the outcome is not binding on us or the Board.
The Board unanimously recommends a vote “For” the approval of the compensation of our named executive officers as disclosed in this proxy statement.

EXECUTIVE OFFICERS
The following paragraph contains certain information about our executive officers other than William B. Haines, Thomas L. Travis and John T. Phillips, whose biographical information is included under the heading “Directors” above.
Jason E. Estes, age 47, currently services as a director, President and Chief Credit Officer of the Bank and Executive Vice President and Chief Credit Officer of the Company. He joined the bank in 2016, initially as Executive Vice President and Commercial Loan Manager. He was appointed as Chief Credit Officer of the Company and the Bank in 2018; and President of the Bank in 2022. Mr. Estes has more than 25 years of experience in the banking industry. He began his career at Local Oklahoma Bank in 2001 and became an officer of IBC Bank-Oklahoma in 2004 when it acquired Local Oklahoma Bank. Mr. Estes served in such capacity from 2004 until 2014 when he was promoted to Executive Vice President and Commercial Lending Manager of IBC Bank-Oklahoma. Mr. Estes held the position of Executive Vice President and Commercial Lending Manager of IBC Bank-Oklahoma from 2014 until he joined the Bank in 2016. Mr. Estes has extensive ties to the Oklahoma City community. Mr. Estes earned a B.B.A. degree, with a focus in Finance, at the University of Central Oklahoma, and an A.S. degree in General Studies at Northern Oklahoma College. Mr. Estes was selected to serve on the board of directors of the Bank because of his banking experience and leadership skills.
Douglas A. Haines, age 69, has served as a director and Regional President for Western Oklahoma and Kansas of the Bank since 2016. Prior to joining the Bank, he spent 12 years as Chief Financial Officer and Assistant City Manager for the City of Woodward, Oklahoma, managing its finances and assisting with oversight of all departments. Mr. Haines has served on a number of local and state boards, including as president of the City Management Association of Oklahoma. In addition, he was appointed to serve on a special task force by Governor Mary Fallin, and he shared the honor as co-recipient for the Oklahoma Public Official of the Year in 2005. Mr. Haines holds a B.S. in Business Administration from Southern Nazarene University with a minor in Accounting. Mr. Haines was selected to serve on the board of directors of the Bank because of his knowledge of the Western Oklahoma market and his diverse background in leading both private companies and a municipality.
Kelly J. Harris, age 46, joined the Bank in 2012, initially as Controller and then as Vice President and Chief Financial Officer beginning in 2015. He was appointed as Senior Vice President and Chief Financial Officer of the Company and Bank in 2018 and Executive Vice President and Chief Financial Officer of the Company and Bank in 2021. Prior to joining the Bank, Mr. Harris worked in the tax and audit departments at Cole & Reed P.C. Mr. Harris is a licensed Certified Public Accountant and a member of the AICPA and the Oklahoma Society of CPAs. Mr. Harris holds a M.B.A. from Northwestern University J.L. Kellogg School of Management, a B.S. in Accounting from the University of Central Oklahoma, and a B.A. in Sociology from the University of Oklahoma.
Andrew J. Levinson, age 47, joined the Bank in 2019 as Executive Vice President and Regional President of the Tulsa market. Mr. Levinson has more than 20 years of experience in the banking industry. He began his career at Deloitte and Touche as an auditor in 2000 and then moved to Bank of America in 2003 and became a Vice President. In 2005 Mr. Levinson moved to IBC Bank as an officer and served in that capacity until June of 2014 when he was promoted to President of Tulsa Region for IBC Bank. Mr. Levinson held this position of President of the Tulsa Market of IBC Bank from 2014 until he joined the bank in 2019. Mr. Levinson has extensive ties to the Tulsa community being a third generation Tulsan. He currently serves on the Board of Directors for the Tulsa Boys Home. Mr. Levinson earned a B.B.A. degree in accounting from the University of Tulsa. Mr. Levinson was selected to serve on the board of directors of the Bank because of his banking experience and leadership skills.
Darrell L. Mathews, Jr., age 46, joined the Bank in 2015, initially as Senior Vice President and Operations Manager. He was appointed as Executive Vice President and Chief Operations Officer of the Bank in 2024. Mr. Mathews has 27 years of experience in the banking industry. He began his career at Bank of Oklahoma in 1999, later transitioning to UMB Bank before later starting at Local Oklahoma Bank in 2001. He remained at the bank through its acquisition by IBC Bank in 2004, later becoming an officer 2007. During his tenure at IBC Bank-Oklahoma, Mr. Mathews was promoted to Senior Vice President of Treasury Management and oversaw the function until his departure in 2015, when he joined Bank7. Mr. Mathews maintains strong ties to the Oklahoma City community. He holds an Associate degree in Business from Oklahoma City Community College.

Henry C. Litchfield, age 38, joined the Bank in 2014, initially as Loan Documentation Counsel and then as Vice President and Legal Counsel beginning in 2016. He was appointed as Vice President and General Counsel of the Bank in 2019. Prior to joining the Bank, Mr. Litchfield served as Assistant General Counsel for the Oklahoma Tax Commission. Mr. Litchfield holds a J.D. magna cum laude from Tulane University Law School and B.A. in Economics from Sewanee: The University of the South.
BOARD MEETINGS AND COMMITTEES
Our Board conducts its business through meetings of the Board and of its committees. The Board met 6 times during 2025. Each director attended more than 75% of the total number of meetings held while such director was in office in 2025 of the Board and the committees on which he or she served.
Our board of directors believes it is important for all directors to attend the Annual Meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to express any concerns to them. We have adopted a policy that all directors should attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters. All of the directors attended our 2025 Annual Meeting.
CORPORATE GOVERNANCE
Corporate Governance Guidelines. Our board of directors has adopted Corporate Governance Guidelines that set forth the framework within which our board of directors, assisted by the committees of our board of directors, directs the affairs of our organization. The Corporate Governance Guidelines address, among other things, the composition and functions of our board of directors, director independence, compensation of directors, management succession and review, committees of our board of directors and selection of new directors. Our Corporate Governance Guidelines are available in the corporate governance section of the investor relations page on our website at www.ir.bank7.com/corporate-governance.
Director Independence. Our common stock is listed on the NASDAQ Global Select Market. Accordingly, we are required to comply with the rules of the NASDAQ Stock Market with respect to the independence of directors who serve on our board of directors and its committees. Under the rules of the NASDAQ Stock Market, independent directors must comprise a majority of our board of directors. The rules of the NASDAQ Stock Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors.
Our board of directors has evaluated the independence of its members based upon the rules of the NASDAQ Stock Market and the SEC. Applying these standards, our board of directors has affirmatively determined that each of William M. Buergler, Gary D. Whitcomb, Teresa L. Dick, and Edward P. Gray is an independent director, as defined under the applicable rules. The board determined that each of Chairman Haines, Mr. Travis and Mr. Phillips does not qualify as an independent director because each is an executive officer of the Company. The board of directors has also determined that the members of the Audit Committee and Compensation Committee are independent under the heightened standards of independence required by Sections 5605I(2)(A) and 5605(d)(2)(A), respectively, of the NASDAQ rules. In making these determinations, the board of directors considered the banking relationships with directors and their related interests which we enter into in the ordinary course of our business and the compensation arrangements described under “Related Party Transactions,” “Executive Compensation” and “Director Compensation.”
Director Qualifications. We believe that our directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in areas relevant to our business. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all shareholders. When considering potential director candidates, our board of directors also considers the candidate’s character, judgment, diversity, skill set, specific business background and experience in the context of our needs and those of the board of directors.
Family Relationships. There are no family relationships among the directors of the Company. Our Chairman of the Board is the father of Lisa K. Haines, a member of the Bank’s board of directors. In addition, our Chairman of the Board is the brother of Doug Haines, the Bank’s Regional President for Western Oklahoma and Kansas and also a member of the Bank’s board of directors.
Board of Directors Leadership Structure. It is the practice of the Company to separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction and the day-to-day leadership and performance. The Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for board meetings, presides over meetings of the full board, and facilitates communication among the independent directors and between the independent directors and the Chief Executive Officer. The board of directors further believes that the separation of the duties of the Chief Executive Officer and the Chairman of the Board eliminates any inherent conflict of interest that may arise when the roles are combined.
Executive Sessions. To further strengthen the oversight of the board of directors, our board of directors holds regular executive sessions at which only independent directors are present. The executive sessions are presided over by the Chairman of the Audit Committee, who is an independent director. There were two executive sessions in 2025.
Code of Conduct and Ethics. Our board of directors has adopted a Code of Business Conduct and Ethics, or Code of Conduct, that applies to all of our directors, officers and employees. The Code of Conduct sets forth the standard of conduct that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer and Chief Financial Officer. Our Code of Conduct is available in the corporate governance section of the investor relations page on our website at www.ir.bank7.com/corporate-governance. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website, as well as any other means required by NASDAQ Global Select Market rules or the SEC.
Insider Trading Policy. The Company has adopted an Insider Trading Policy that governs the purchase, sale and other disposition of the Company’s securities by its directors, officers and employees. The Insider Trading Plan is reasonably designed to promote compliance with insider trading laws, rules and regulations and the Nasdaq Global Select Market listing standards. Our Insider Trading Policy is available in the corporate governance section of the investor relations page on our website at www.ir.bank7.com/corporate-governance.
Clawback Policy. On August 17, 2023, our Board of Directors adopted the Bank7 Corp Clawback Policy compliant with Rule 10D-1 of the Exchange Act and Section 5608 of the Nasdaq Listing Rules. Our Clawback Policy is available in the corporate governance section of the investor relations page on our website at www.ir.bank7.com/corporate-governance. The Clawback Policy is administered by our Board (the “Administrator”) with advisory support from the Audit Committee and Compensation Committee.
The Clawback Policy applies to:
•	Covered Executives: our current and former executive officers, as determined by the Administrator in accordance with applicable law; and
•
Excess Incentive Compensation: the amount of Incentive Compensation paid to a Covered Executive that exceeds the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results.

“Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. “Financial reporting measure” is any measure determined and presented in accordance with the accounting principles used in preparing our financial statements and any measure that is derived wholly or in part from such measure.
The Clawback Policy is triggered if we are required to prepare an accounting restatement of our financial statements due to our material noncompliance with any financial reporting requirement under the securities laws. Once the Clawback Policy is triggered, the Administrator will require recoupment of any Excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date we are required to prepare an accounting restatement. The Clawback Policy is a “no-fault” policy and recoupment is required regardless of whether a Covered Executive contributed to the restatement.
The Administrator will determine the timing and method of recoupment of Excess Incentive Compensation in its sole discretion. Recoupment is required unless recovery would be impracticable as set forth in our Clawback Policy. We shall not indemnify any Covered Executive against the loss of any Excess Incentive Compensation, including payment or reimbursement of any insurance purchased by any Covered Executive to fund potential clawback obligations under our Clawback Policy.
Risk Management and Oversight. The board of directors has ultimate authority and responsibility for overseeing our risk management. The board of directors monitors, reviews and reacts to material enterprise risks identified by management. The board receives specific reports from executive management on credit, interest rate, liquidity, transactional, compliance and legal, strategic, and reputational risks and the degree of exposure to those risks. The board of directors helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business line leaders. Committees of the board of directors have responsibility for risk oversight in specific areas. The Audit Committee oversees financial, accounting and internal control risk management policies. The Audit Committee also oversees the risk and compliance programs, adherence to management policies and procedures, compliance with regulatory requirements and information technology strategies and activities. The Compensation Committee assesses and monitors risks in our compensation program.
Committees of the Board of Directors
Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our certificate of incorporation and bylaws.
Audit Committee. Our board of directors has adopted an Audit Committee charter that sets out the responsibilities, authority and specific duties of the Audit Committee. The Audit Committee charter is available in the corporate governance section of the investor relations page on our website at www.ir.bank7.com/corporate-governance. Current members of our Audit Committee are William M. Buergler (Committee Chairman), Teresa L. “Tracy” Dick, and Gary D. Whitcomb. The Audit Committee met 5 times in 2025.
Our board of directors has evaluated the independence and financial acumen of each of the members of our Audit Committee and has affirmatively determined that each of the members of our Audit Committee (1) is an independent director under NASDAQ Stock Market rules, (2) satisfies the additional independence standards under applicable SEC rules for audit committee service, and (3) has the ability to read and understand fundamental financial statements. The board of directors has determined that Mr. Buergler qualifies as an “audit committee financial expert,” as defined by the SEC.
The responsibilities of the Audit Committee include the following:
•	overseeing the quality and integrity of regulatory and financial accounting, financial statements, financial reporting processes and systems of internal accounting and financial controls;
•
overseeing the annual independent audit of our financial statements and internal control over financial reporting, the engagement, compensation and retention of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance;

•	resolving any disagreements regarding financial reporting between management and the independent auditor;
•	overseeing and evaluating the performance of the internal audit function and review;
•	meeting with management and the independent auditor to review the effectiveness of our system of internal control and internal audit procedures, and to address any deficiencies in such procedures;
•	overseeing the effectiveness of the system for monitoring compliance with laws and regulations and the results of any investigation by management;
•	instituting and overseeing any special investigations;
•
establishing and overseeing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by Company employees of concerns, regarding questionable accounting or auditing matters;

•	reviewing our earnings releases and reports filed with the SEC;
•	preparing the Audit Committee report required by SEC rules to be included in our annual report;
•
reviewing the design of our enterprise-wide risk management framework, including the process for assessing and managing risks, benchmarks for and major financial risk exposures from such risks, supporting methods, risk policies, and risk inventories, as they relate to credit, interest rate, liquidity, transactional, compliance and legal, strategic and reputational risks;

•
reviewing reports and recommendations provided by senior management or third-party consultants retained by the committee related to Company’s financial, operational, credit, strategic, market, investment, liquidity, reputational and compliance risks;

•	reviewing significant aggregate risk concentrations and other escalations, and approving significant corrective actions recommended by senior management; and
•	handling such other matters that are specifically delegated to the Audit Committee by our board of directors from time to time.
Compensation Committee. Our board of directors has adopted a Compensation Committee charter that sets out the responsibilities, authority and specific duties of the Compensation Committee. The Compensation Committee charter is available in the corporate governance section of the investor relations page on our website at www.ir.bank7.com/corporate-governance. Current members of our Compensation Committee are Ed Gray, (Committee Chairman), William M. Buergler, and Tracy Dick. The Compensation Committee met 5 times in 2025.
Our board of directors has evaluated the independence of each of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee meets the definition of an “independent director” under NASDAQ Stock Market rules, including the additional independence standards for members of the Compensation Committee. Our board of directors has also determined that each of the members of the Compensation Committee qualifies as a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act. All compensation, equity awards and transactions subject to Section 16 of the Exchange Act will be approved by a committee or subcommittee of the board of directors that is composed solely of two or more “non-employee directors.”
The Compensation Committee has the following responsibilities:
•
reviewing, determining, and recommending to the board for its confirmation, the annual compensation, annual incentive opportunities and any other matter relating to the compensation of our executive officers;

•	monitoring and evaluating the risks related to our compensation programs and practices;
•	reviewing and comparing compensation practices of any relevant peer group in order to assist in the committee’s evaluation of the appropriateness of our compensation practices and programs;
•
reviewing, approving and administering each of our non-qualified deferred compensation plans and annual incentive plans, and performing such other duties and responsibilities as may be assigned to the committee under the terms of those plans;

•
annually reviewing and recommending to the board the annual director’s compensation and any additional compensation for services on committees of the board, service as a committee or board chairman, meeting fees or any other benefit payable by virtue of the director’s position as a member of the board;

•	reviewing the performance of the executive officers for each fiscal year;
•
reviewing and determining, and recommending to the board of directors for its confirmation, the establishment of the performance measures applicable to each performance-based cash incentive and equity incentive award to be made under any plan, and the applicable performance targets for each such performance measure for each such award granted under any plan;

•
overseeing and making recommendations to the board of directors regarding our compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and golden parachute compensation, and the requirement under the NASDAQ rules that, with limited exceptions, shareholders approve equity compensation plans; and

•	performing any other duties or responsibilities the board may expressly delegate to the committee from time to time on matters relating to our compensation programs.
Nominating and Corporate Governance Committee. The Board has adopted a Nominating and Corporate Governance Committee charter that sets out the responsibilities, authority and specific duties of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance charter is available in the corporate governance section of the investor relations page on our website at www.ir.bank7.com/corporate-governance. Current members of our Nominating and Corporate Governance Committee are Gary D. Whitcomb (Committee Chairman), Teresa L. “Tracy” Dick, and Edward Gray. The Nominating and Corporate Governance Committee met 2 times in 2025.
The Board has adopted a Nominating and Corporate Governance Committee charter that sets out the responsibilities, authority and specific duties of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance charter is available on our website at www.bank7.com under the “Investor Relations” tab.
Our board of directors has evaluated the independence of each of the members of our Nominating and Corporate Governance Committee and has affirmatively determined that each of the members of our Nominating and Corporate Governance Committee meets the definition of an “independent director” under NASDAQ Stock Market rules.
The Nominating and Corporate Governance Committee has the following responsibilities:
•	Identifying individuals qualified to become directors, consistent with the criteria approved by the Board, and recommending such director nominees for election to the Board;
•	Developing and recommending to the Board a set of corporate governance guidelines applicable to the Company;
•	Overseeing the evaluation of the Board and management;
•	Recommending members of the Board to serve on committees of the Board and evaluating the operations and performance of such committees;
•	Overseeing and approving the management succession process; and
•	Otherwise taking a leadership role in shaping our corporate governance structure and policies.
The Nominating and Corporate Governance Committee will also consider director nominees put forward by shareholders. Our bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the board of directors at an annual or special meeting. The Nominating and Corporate Governance Committee does not have any specific minimum qualifications that director nominees must have in order to be considered to serve on the board of directors. However, the Nominating and Corporate Governance Committee does take into consideration areas of expertise that director nominees may be able to offer, including professional experience, knowledge, abilities and industry knowledge or expertise. The Nominating and Corporate Governance Committee also considers the director nominees’ potential contribution to the overall composition and diversity of the board of directors.

DIRECTOR COMPENSATION
The following table sets forth compensation paid to our non-employee directors during 2025.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
William M. Buergler	56,100	43,170	99,270
J. Michael Sanner	36,700	43,170	79,870
Gary D. Whitcomb	53,100	39,673	92,773
Teresa L. Dick	49,800	36,220	86,020
Edward P. Gray	49,800	36,220	86,020

(1)
We pay (i) our non-employee directors $4,300 per month; (ii) the chairman of our nominating and corporate governance committee $4,600 per month; and (iii) the chairmen of our audit and compensation committees $4,850 per month.

(2)
The amounts presented in this column are computed in accordance with ASC 718 and represent the grant date fair value of $43.17 per share with respect to 1,000 shares of restricted stock awarded to Mr. Buergler and Mr. Sanner, 919 shares of restricted stock awarded to Mr. Whitcomb, and 839 shares of restricted stock awarded to Ms. Dick and Mr. Gray on February 15, 2025.

COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS
The shares of our common stock that were beneficially owned on the Record Date by each person who is a director nominee or was a director or NEO on that date and by all directors and executive officers as a group are shown below.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Outstanding(2)
William B. Haines	1,778,701(3)	18.69%
Thomas L. Travis	255,128(4)	2.68%
John T. Phillips	238,760(5)	2.51%
Jason E. Estes	66,492	*
William M. Buergler	6,875(6)	*
Teresa L. Dick	2,964	*
Edward P. Gray	4,964(7)	*
Gary D. Whitcomb	5,919	*
All Directors and Executive Officers as a Group (13 persons)	2,462,048	25.71%

*	Less than one percent of shares outstanding
(1)
Beneficial ownership is defined by rules of the SEC and includes shares that the person has or shares voting or investment power over and shares that the person has a right to acquire within 60 days from March 25, 2026. Beneficial ownership totals include: 2,500 shares for Mr. Travis; 5,000 shares for Mr. Phillips; 1,250 shares for Mr. Estes; and 47,750 shares for all other directors and executive officers as a group that are subject to presently exercisable Company stock options.

(2)
In calculating the percentage ownership of each named individual and the group, the number of shares outstanding includes any shares that the person or the group has the right to acquire within 60 days of March 25, 2026.

(3)	William B Haines is the trustee of the William B. Haines Financial Services Trust which owns 1,778,701 shares of common stock of the Company.
(4)	Thomas L. Travis has pledged 100,000 unrestricted common stock shares as security for a bank loan related to income tax obligations/payments in connection with RSU grants.
(5)
John T. Phillips is the trustee of the John T. Phillips Revocable Trust which owns 233,500 shares of common stock of the Company. All of these shares are pledged to secure a line of credit to pay income taxes.

(6)	William M. Buergler is the trustee of the KLB Revocable Family Trust Dated October 12, 2017, which owns 1,000 shares of the common stock of the Company.
(7)	Edward P. Gray is the sole trustee of the Edward Gray 2006 Revocable Trust, which owns 2,500 shares of the common stock of the Company.

OWNERS OF MORE THAN 5% OF THE COMPANY’S COMMON STOCK
Beneficial owners of more than 5% of the common stock are required to file certain ownership reports under the federal securities laws. The following table shows the common stock beneficially owned by persons who have filed these reports reporting beneficial ownership that exceeds 5% of our outstanding common stock on December 31, 2025.

Name	Amount and Nature of Beneficial Ownership	Percentage of Shares Outstanding
Haines Family Trusts(1)	4,640,429	49.04%
William Bradford Haines Financial Services Trust, Mr. Haines as trustee(2)	1,778,701	18.80%
Lisa K. Haines Financial Services Trust, Ms. Haines as beneficiary; 1999 Lisa K. Haines Trust, Ms. Haines as beneficiary, and Lisa Haines, individually(3)	1,434,200	15.16%
Julee S. Lawrence Financial Services Trust, Ms. Spanich as beneficiary (4)	1,430,864	15.12%

(1)
The William Bradford Haines Financial Services Trust, the Lisa K. Haines Financial Services Trust, and the Julee S. Lawrence Financial Services Trust have filed a Schedule 13D as a group under Section 13(d) of the Exchange Act.

(2)	The address of William Bradford Haines Financial Services Trust is 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116.
(3)
The address of Lisa K. Haines Financial Services Trust is 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116. Lisa K. Haines is a beneficiary of the Lisa K. Haines Financial Services Trust. The address of 1999 Lisa K. Haines Trust is 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116. Lisa K. Haines is a beneficiary of the 1999 Lisa K. Haines Trust. The 1999 Lisa K. Haines Trust owns 2,335 shares. Lisa K. Haines owns 1,001 shares individually.

(4)	The address of Julee S. Lawrence Financial Services Trust is 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116. Julee S. Spanich is a beneficiary of the Julee S. Lawrence Financial Services Trust.

EXECUTIVE COMPENSATION
Our named executive officers for 2025, which consist of our principal executive officer and the two other most highly compensated executive officers, were:
•	William B. Haines, Chairman of the Board of the Company and the Bank;
•	Thomas L. Travis, President and Chief Executive Officer of the Company; and Vice Chairman and Chief Executive Officer of the Bank; and
•	Jason E. Estes, Executive Vice President and Chief Credit Officer of the Company; and President and Chief Credit Officer of the Bank.
Summary Compensation Table
The following table sets forth information regarding the compensation paid, awarded to, or earned for our fiscal years ended December 31, 2025 and 2024 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Other Compensation ($)(4)	Total Compensation ($)
William B. Haines Chairman	2025	788,461	722,500	—	39,152	1,550,113
	2024	684,615	637,500	—	36,963	1,366,221
Thomas L. Travis President & CEO	2025	788,461	722,500	825,001(2)	39,067	2,375,029
	2024	684,615	637,500	456,497(3)	38,174	1,816,787
Jason E. Estes Executive Vice President and CCO	2025	503,846	412,500	1,748,246(2)	34,802	2,699,394
	2024	442,692	356,250	211,745(3)	29,214	1,043,217

(1)	Discretionary cash bonuses approved by the Compensation Committee of the Board of Directors.
(2)
Represents the grant date fair value for restricted stock units granted in 2025 calculated in accordance with ASC 718. The amounts reflect the grant date fair values of (i) $43.17 per share on February 15, 2025 for 14,420 restricted stock units granted to Mr. Travis; and 7,647 restricted stock units granted to Mr. Estes; and (ii) $46.40 per share on July 29, 2025 for 4,364 restricted stock units granted to Mr. Travis and 32,047 restricted stock units granted to Mr. Estes. See discussion in Footnote 14 to our audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

(3)
Represents the grant date fair value for restricted stock units granted in 2024 calculated in accordance with ASC 718. The amounts reflect the grant date fair values of $27.69 per share on February 15, 2024 for 16,486 restricted stock units granted to Mr. Travis; and (ii) on February 15, 2024 for 7,647 restricted stock units granted to Mr. Estes. See discussion in Footnote 14 to our audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

(4)	Other Compensation for 2025 includes the following:

Name	Perquisites(i)	Company 401(k) Match(ii)	Life Insurance Premiums	Total “Other Compensation”
William B. Haines	$16,708	$17,500	$4,944	$39,152
Thomas L. Travis	$14,708	$17,500	$6,858	$39,067
Jason E. Estes	$16,492	$17,500	$810	$34,802

(i)	Amounts reflect automobile and cell phone allowances and country club membership fees.
(ii)	Amounts reflect Company matching contributions under our 401(k) plan.
We compensate our named executive officers through a combination of base salary, annual discretionary bonuses, and other benefits, including perquisites. Our board of directors believes the executive compensation packages that we provide to our executives, including the named executive officers, should reward performance. Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by other institutions that compete for the services of individuals like our named executive officers.

2025 Compensation Program
The Compensation Committee retained The Hunt Financial Group, a banking compensation specialist company, to assist the Committee in designing an executive compensation. The primary elements of our executive compensation are base salary, discretionary cash bonuses, long-term incentive compensation in the form of equity awards, and other benefits including perquisites. The goal is for the mix and value of these compensation elements to provide our named executive officers with total annual compensation that is both reasonable and competitive within our markets, and appropriately reflects our performance and the executive’s particular contributions to that performance. Since our Chairman’s family group owns a significant portion of the outstanding stock, he does not participate in our long-term incentive compensation program.
Total compensation package for the named executives, excluding our Chairman, for 2025 is as follows:

Named Executive	Base Salary	Maximum Potential Short-term Incentive(1)	Maximum Potential Long-term Incentive(2)
Thomas L. Travis	$850,000	85%	110%
Jason E. Estes	$550,000	75%	75%

(1)
Expressed as a percentage of Base Salary. Award is at Compensation Committee discretion based on multiple factors, including, but not limited to, Return on Assets (ROA) and Return on Tangible Common Equity (ROTCE).

(2)	Expressed as a percentage of Base Salary. Vesting is over three years based on Company performance outlined in the Long-Term Compensation section that follows.
Base Salary. Each named executive officer’s base salary is a fixed component of compensation for each year for performing specific job duties and functions. Our compensation committee reviews these base salaries at the end of each year, with any adjustments implemented at the beginning of the next year. In considering whether to make adjustments to the base salary rates of our named executive officers, our compensation committee considers many factors, including but not limited to (a) the scope of the executive’s responsibilities, including any changes, (b) the executive’s job performance, and (c) the competitive market for executive talent, as estimated based on the competitive market data developed by the Hunt Financial Group, our independent compensation consultant, publicly available information and the experience of the compensation committee and of the board of directors. Based upon the comprehensive review, the board of directors determined the base salary of Mr. Haines, Mr. Travis and Mr. Estes should be increased to be equitable and competitive in our market and as a result increased Mr. Haines’ base salary by $100,000 in the third quarter of 2025, Mr. Travis’ base salary by $100,000 in the third quarter of 2025, and Mr. Estes’ base salary by $75,000 in the third quarter of 2025.
Short-term Incentive Compensation. Our annual short-term incentive awards for the named executive officers are determined in January of each year and based on an overall assessment by the Compensation Committee and are granted at the Compensation Committee’s discretion. The amount of these discretionary awards, if any, has been based on an overall assessment of our performance (such as ROA and ROTCE), while taking into consideration other factors such as market conditions, regulatory changes, accounting changes, tax law changes and other items that may impact our strategic direction. Based on the profitability of the Company, we set aside on a monthly basis a bonus pool to be allocated among the employees at the end of the fiscal year.
We intend to continue to provide annual cash bonuses to reward achievement of financial or operational goals so that total compensation is reflective of actual company and individual performance.
Long-Term Incentive Compensation. Equity-based incentives are an effective means for aligning the interests of our executives with the interests of our shareholders, and we have linked those incentive payouts to value created for all shareholders. In addition, we use equity-based incentive compensation as a retention tool. Because the stock awards vest over a multi-year period, they provide our executives with an ongoing incentive to continue their employment with us and to maximize shareholder value.

Total Long-Term Incentive Compensation for the named executives for 2026 will be in the form of restricted stock units subject to 3-year vesting in equal, annual installments. The award amount will be based on a weighting of the following performance metrics:

Named Executive	ROA top quartile (1)	3-Yr average Net Charge Offs < 25 bps	TSR(2) > 50% of peers(1)	Base Potential LTI Award	Additional Potential LTI Award(3)	Total Potential LTI Award
Thomas L. Travis	27%	27%	26%	80%	30%	110%
Jason E. Estes	20%	20%	20%	60%	15%	75%

(1)
During the first quarter of 2026, the determination of LTI awards will be made based on the 3-year average performance for the periods of 2023, 2024 & 2025 with respect to Return on Assets (“ROA”) and Total Shareholder Return (“TSR”) compared to the Company’s peer group.

(2)
TSR is calculated by taking the product of (i) tangible capital at the end of the current year (ii) less tangible capital at the end of the prior year (iii) plus total dividends paid out during the year; divided by tangible capital at the end of the prior year.

(3)
Award is at Compensation Committee discretion based on multiple factors including achieving TSR > 75% of peers, changes to peer group, changes to peer group target compensation, stock price performance, and M&A activity.

The Compensation Committee has the authority to exercise positive or negative discretion with respect to Long-Term Incentive Compensation Awards.
Long-Term Incentive Compensation Awards are made under the Bank7 Corp. 2018 Equity Incentive Plan, as amended, or 2018 Plan, which provides for the issuance of up to 2,110,487 shares of common stock pursuant to awards of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock and stock unit awards, and other forms of equity or cash compensation. The maximum aggregate number of shares of common stock that may be issued pursuant to all awards under the 2018 Plan increases annually on the first day of each fiscal year after the adoption of the 2018 Plan by the lesser of (i) 1% of the total issued and outstanding shares of common stock on the first day of the respective fiscal year, (ii) 100,000 shares of common stock, or (iii) a lesser amount determined by our board of directors. As of the record date, a maximum of 623,504 shares were still issuable under the 2018 Plan.
The purpose of the 2018 Plan is to provide selected present and future employees and directors of the Company and its subsidiaries and affiliates with stock-based incentives and other equity interests in the Company, thereby giving them a stake in the growth and prosperity of the Company and encouraging the continuance of their services with the Company.
The 2018 Plan is administered by the Compensation Committee. The Compensation Committee has the ability to make awards under the 2018 Plan, and to select employees and directors who may participate in the 2018 Plan, determine the amount and types of awards, determine the terms and conditions of awards, grant awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company; grant substitute awards on terms and conditions as the Compensation Committee may prescribe; make all determinations under the 2018 Plan concerning termination of any participant’s employment or service with the Company; determine whether or not a change-in-control has occurred under the 2018 Plan; construe and interpret the 2018 Plan and any agreement or instrument under the 2018 Plan; establish and administer any terms, conditions, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of or relating to any award; establish and administer any performance goals, including related performance measures or performance criteria and applicable performance periods, determine the extent to which any performance goals and/or other terms and conditions of an award are attained or are not attained, and certify whether, and to what extent, any such performance goals and other material terms applicable to awards under the 2018 Plan intended to qualify as performance-based compensation were in fact satisfied; construe any ambiguous provisions, correct any defects, supply any omissions and reconcile any inconsistencies in the 2018 Plan and/or any award agreement; establish, adopt, amend, waive and/or rescind rules, regulations, procedures, guidelines, forms and/or instruments for the 2018 Plan’s operation or administration; make all valuation determinations relating to awards and the payment or settlement thereof; and grant waivers of terms, conditions, restrictions and limitations under the 2018 Plan or applicable to any award, or accelerate the vesting or exercisability of any award.

Retention Restricted Stock Unit Award
On July 29, 2025, the Compensation Committee awarded Bank President, Jason E. Estes, 30,000 restricted stock units as a retention award. These restricted stock units vest over an 8-year period at a rate of 12.5% per year.
Other Benefits and Perquisites
The named executive officers participate in the Bank’s broad-based employee welfare benefit plans, such as medical, dental, vision, supplemental disability and term life insurance. The named executive officers also participate in the Bank’s 401(k) plan. The Bank matches 100% of an employee’s contribution up to 5% of such employee’s salary (excluding bonuses). The named executive officers are provided the same benefits, and participate in the cost at the same rate, as all other employees.
Outstanding Equity Awards at Fiscal Year End 2025

Name	Option Awards					Stock Award
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Thomas L. Travis	1/04/2021	—	2,500	14.39	1/04/2031
						2/14/2023(1)	6,768	277,353
						2/15/2024(1)	10,991	450,411
						2/15/2025(1)	14,420	590,932
						7/29/2025(1)	4,364	178,837
Jason E. Estes	1/04/2021	—	1,250	14.39	1/04/2031
						2/14/2023(1)	2,936	120,317
						2/15/2024(1)	5,098	208,916
						2/15/2025(1)	6,052	248,011
						7/29/2025(1)	2,047	83,886
						7/29/2025(2)	30,000	1,229,400

(1)	Restricted Stock Units that vest at a rate 33% per year beginning on the first anniversary of the grant date.
(2)	Restricted Stock Units that vest at a rate of 12.5% per year beginning on the first anniversary of the grant date.
(3)	Calculated using 2025 year-end closing stock price of $40.98 per share.
Potential Payments on Termination or Change in Control
We have entered into Restricted Stock Award Agreements and Stock Option Award Agreements with our named executive officers (the “Participants”). The Restricted Stock Unit Award Agreement and the Stock Option Award Agreements each provide for the vesting of all unvested restricted stock units and stock options, respectively, upon the earlier of (i) the Participant’s death, (ii) the Participant’s disability, or (iii) immediately prior to a “Change in Control” of the Company. Generally, a “Change in Control” consists of one of the following events:
•	a person becoming the beneficial owner of 50% or more of our then outstanding voting securities;
•	the sale or disposition of all or substantially all of our assets;
•
individuals serving on our Board whose election or nomination was approved by a majority of the then incumbent board (outside the context of an election contest), cease to constitute a majority of the Board; and

•
a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

The following tables set forth values for acceleration of restricted stock units and “in-the-money” stock options that would have been realized by our named executive officers upon the termination of employment situations set forth below as of December 31, 2025.
Thomas L. Travis

Executive Benefits and Payments Upon Termination	Death/Disability/Change of Control
Restricted Stock	$1,497,532
Stock Options	$66,475
Total	$1,564,007

Jason E. Estes

Executive Benefits and Payments Upon Termination	Death/Disability/Change of Control
Restricted Stock	$1,890,530
Stock Options	$40,338
Total	$1,930,868

Employment Agreements
In March 2022, we entered into employment agreements with Messrs. Travis and Estes. Each agreement is for an initial term of two (2) years with the term automatically extending for successive one-year periods provided that neither party elects not to extend at least 180 days prior to the expiration of the then-current term. Pursuant to the agreements, Mr. Travis’ base salary is $850,000.00 per year and Mr. Estes is $550,000.00 per year, subject to increase but not decrease following annual review by the Board.
In the event of Mr. Travis’ termination by the Company without Cause (as defined in the employment agreement) or by Mr. Travis for Good Reason (as defined in the employment agreement) including termination following a change of control, Mr. Travis will be entitled to a lump-sum severance payment within 30 days of termination in an amount equal to (i) his base salary and accrued vacation pay through the date of termination, (ii) an amount equal to three (3) times his base salary and (iii) an amount equal to three (3) times his average annual bonus over the previous three years. At December 31, 2025, this amount was $4,152,000.
In the event of Mr. Estes’ termination by the Company without Cause (as defined in the employment agreement) or by Mr. Estes for Good Reason (as defined in the employment agreement) including termination following a change of control, Mr. Estes will be entitled to a lump-sum severance payment within 30 days of termination in an amount equal to (i) his base salary and accrued vacation pay through the date of termination, (ii) an amount equal to two (2) times his base salary and (iii) an amount equal to two (2) times his average annual bonus over the previous three years. At December 31, 2025, this amount was $1,704,900.

PAY VERSUS PERFORMANCE

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO(1)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers	Average Compensation Actually Paid to Non-PEO Named Executive Officers(2)	Value of Initial Fixed $100 Based on Company Total Shareholder Return(3)	Net Income
2025	$2,375,029	$2,322,908	$2,124,754	$1,940,724	$173.44	$43,069,258
2024	$1,816,787	$2,988,450	$1,204,719	$1,428,503	$192.73	$45,695,795
2023	$1,434,281	$1,404,851	$821,455	$822,411	$110.04	$28,274,696

(1)	Amounts shown represent compensation actually paid (CAP) and include the following adjustments for changes in the fair value of stock option awards and restricted stock unit awards:
Thomas L. Travis - PEO

Year	Summary Compensation Table Total for PEO	Adjustments for the Fair Value of Equity Awards as of Year-End	Adjustments for the Change in the Fair Value of the Prior Years’ Awards, Unvested as of Year-End	Adjustment for the Change in the Fair Value of the Prior Years’ Awards that Vested during the Year	Compensation Actually Paid
2025	$2,375,029	($55,233)	($24,685)	$27,797	$2,322,908
2024	$1,816,787	$247,785	$349,741	$574,138	$2,988,450
2023	$1,434,281	($49,739)	$34,125	($13,815)	$1,404,851

(2)	Amounts shown represent compensation actually paid (CAP) and include the following adjustments for changes in the fair value of stock option awards and restricted stock unit awards:
Average Other NEOs

Year	Summary Compensation Table Total	Adjustments for the Fair Value of Equity Awards as of Year-End	Adjustments for the Change in the Fair Value of the Prior Years’ Awards, Unvested as of Year-End	Adjustment for the Change in the Fair Value of the Prior Years’ Awards that Vested during the Year	Compensation Actually Paid
2025	$2,124,754	($186,949)	($11,167)	$14,087	$1,940,724
2024	$1,204,719	$57,467	$82,963	$83,354	$1,428,503
2023	$821,455	($10,790)	$9,056	$2,690	$822,411

(3)	Calculated on a cumulative basis based on $100 invested as of market close on December 31, 2022, including the reinvestment of dividends.

Compensation Actually Paid Compared to Total Shareholder Returns
The graph below shows our compensation actually paid compared to our cumulative TSR over the past three-year period. The amount of compensation actually paid to the Company’s PEO and NEOs as a group is generally aligned with the Company’s cumulative TSR over the three years presented in the table; however, the average compensation paid to the Company’s other NEOs as a group increased in 2025 despite a reduction in cumulative TSR as a result of a one-time retention stock unit award issued to Mr. Estes.

CAP versus TSR
Compensation Actually Paid $000s
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$-
$192.73
$173.44
$110.04
2023
2024
2025
$250
$200
$150
$100
$50
$-
Total Shareholder Return
PEO
NEO
TSR

Compensation Actually Paid Compared to Net Income
The graph below shows our compensation actually paid compared to our net income over the past three-year period. The amount of compensation actually paid to the Company’s PEO and NEOs as a group is generally aligned with the Company’s net income over the three years presented in the table; however, the average compensation paid to the Company’s other NEOs as a group increased in 2025 despite a reduction in net income as a result of a one-time retention stock unit award issued to Mr. Estes.

CAP versus Net Income
$45,695.80
$43,069.25
$28,274.70
Compensation Actually Paid $000s
Net Income $000s
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$-
$50,000
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$-
2023
2024
2025
PEO
NEO
Net Income

RELATED PARTY TRANSACTIONS
Policies and Procedures Regarding Related Party Transactions
Transactions by us or the Bank with related persons are subject to regulatory requirements and restrictions. These requirements and restrictions include the Affiliates Act and the Federal Reserve’s Regulation W (which governs certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors, and principal shareholders). We have adopted policies to comply with these regulatory requirements and restrictions.
In addition, our board of directors has adopted a written policy governing the approval of related person transactions that complies with all applicable requirements of the SEC and the NASDAQ Global Select Market concerning related person transactions. Related person transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related person has or will have a direct or indirect material interest. Related persons of the Company include directors (including nominees for election as directors), executive officers, beneficial holders of more than 5% of our capital stock and the immediate family members of these persons. Our executive management team, in consultation with outside counsel, as appropriate, will review potential related person transactions to determine if they are subject to the policy. In determining whether to approve a related person transaction, that committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related person’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related person, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.
Ordinary Banking Relationships
Certain of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with us or the Bank in the ordinary course of business. These transactions include deposits, loans, wealth management products and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. Any loans we originate with officers, directors and principal shareholders, as well as their immediate family members and affiliates, are approved in accordance with the Bank’s regulatory requirements.
As of the date of this proxy statement, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal shareholders, as well as their immediate family members and affiliates.
Employment Arrangements
During 2025, we employed Douglas A. Haines, the Bank’s Regional President for Western Oklahoma and Kansas, who is the brother of our Chairman of the Board. The background experience of Douglas A. Haines is discussed under the heading “Executive Officers.” During the year ended 2025, we paid Douglas A. Haines $436,191 of compensation for his service as an employee. Douglas A. Haines was also entitled to participate in the general welfare programs of the Bank to the same extent as the other Bank employees.
Registration Rights Agreement
In connection with our initial public offering, we entered into a registration rights agreement with the Haines Family Trusts. The agreement provides the Haines Family Trusts with certain demand and piggyback registration rights in respect of any registrable shares of our common stock held by them, subject to various conditions and limitations as set forth in the agreement. We will pay all expenses in connection with any such registrations.
Branch Lease Transaction
Chairman Haines is the manager of Haines Realty Investments Co., LLC, or Haines Realty, a business entity owned by trusts established for Lisa K. Haines and Julee S. Spanich, his daughters. The Bank leases its branch located in Woodward, Oklahoma from Haines Realty. During 2025, lease and common area maintenance payments to Haines Realty totaled $154,953 which we believe to be consistent with prevailing market terms.

Office Space Transaction
Chairman Haines is the manager of Central Park On Lincoln, LLC, or Central Park, a business entity majority owned by trusts established for Lisa K. Haines and Julee S. Spanich, his daughters. The Bank leases approximately 8,500 s.f. of Class A office from Central Park. During 2025, lease and common area maintenance payments to Central Park totaled $171,423 which we believe to be consistent with prevailing market terms.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file certain reports with the SEC concerning their beneficial ownership of our equity securities. The SEC’s regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors and greater than 10% shareholders. To our knowledge, based solely on a review of the copies of such forms and amendments thereto received by us with respect to 2025, all Section 16(a) filing requirements were timely met. We make no representation regarding persons who have not identified themselves as being subject to the reporting requirements of Section 16(a) of the Exchange Act or as to the appropriateness of disclaimers of beneficial ownership.

REPORT OF THE AUDIT COMMITTEE
The Company’s Audit Committee oversees and reports to the board of directors regarding accounting and financial reporting processes, the audits of the financial statements, the qualifications and independence of the independent registered public accounting firm engaged to provide independent audits and related services, and the performance of the internal audit function and independent registered public accounting firm; and also performs the other duties of the committee specified by federal securities laws and regulations, the Federal Deposit Insurance Act and related regulations, the listing standards of the NASDAQ Global Select Market, and its charter. The committee (1) has reviewed and discussed the audited financial statements included in our 2025 Annual Report on Form 10-K with management; (2) has discussed with RSM US LLP, our independent registered public accounting firm for 2025, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the Securities and Exchange Commission; and (3) has received the written disclosures and the letter from RSM US LLP required by applicable requirements of the PCAOB regarding the RSM US LLP’s communications with the committee concerning independence and has discussed independence with RSM US LLP. Based upon this review, discussion, disclosures, and materials described in (1) through (3), the committee recommended to the board of directors that the audited financial statements be included in the 2025 Annual Report on Form 10-K. The committee also has considered whether the amount and nature of non-audit services rendered by RSM US LLP are consistent with its independence.

March 25, 2026	William M. Buergler, Chairman
Teresa L. Dick
Gary D. Whitcomb

OTHER MATTERS
The Board is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted as determined by a majority of the board of directors.
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
Under our Bylaws, a shareholder proposal or nomination for director may be eligible for consideration at our 2027 annual meeting of shareholders if written notice (together with all supporting documentation required by our Bylaws) is delivered or mailed to the Secretary not earlier than January 20, 2027 and not later than February 19, 2027. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy access rules, shareholders that intend to solicit proxies in support of director nominees other than the Company’s nominees must provide us notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than March 31, 2027. In order for a proposal (including nominations of candidates for the board of directors) by a shareholder of the Company to be eligible to be included in the Proxy Statement and proxy form for the 2027 annual meeting of shareholders pursuant to the proposal process mandated by Securities and Exchange Commission Rule 14a-8, the proposal must be received by the Corporate Secretary of the Company at 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116, on or before December 7, 2026.
Our shareholders may communicate with the board of directors or any individual director by addressing correspondence to the Board or such director in care of the Secretary at our main office by mail, courier, or facsimile or by e-mail at investorrelations@bank7.com.
BY ORDER OF THE BOARD OF DIRECTORS

Director, Senior Executive Vice President, Chief
Operating Officer and Secretary
Oklahoma City, Oklahoma
April 3, 2026
ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders as of the record date upon written request to: John T. Phillips, Secretary, Bank7 Corp., 1039 N.W. 63rd Street, Oklahoma City, Oklahoma 73116.

SCAN TO
VIEW MATERIALS & VOTE

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V84411-P47166

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BANK7 CORP.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. William M. Buergler	☐	☐	☐
1b. Teresa “Tracy” L. Dick	☐	☐	☐
1c. Edward P. Gray	☐	☐	☐
1d. William B. “Brad” Haines	☐	☐	☐
1e. John T. Phillips	☐	☐	☐
1f. Thomas L. Travis	☐	☐	☐
1g. Gary D. Whitcomb	☐	☐	☐

	Yes	**No**
Please indicate if you plan to attend this meeting	☐	☐

	For	**Against**	**Abstain**
The Board of Directors recommends you vote FOR the following proposal:			
2. Ratify the appointment of RSM US LLP as the independent registered public accounting firm for 2026.	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:			
3. Advisory vote on named executive officer compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V84412-P47166

BANK7 CORP.
Annual Meeting of Shareholders
May 20, 2026 11:30 AM Central Daylight Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Thomas L. Travis and Kelly J. Harris, or either of them, as proxies, each with the power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Bank7 Corp. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:30 AM Central Daylight Time on May 20, 2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations.

Continued and to be signed on reverse side